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                                                                   EXHIBIT 23.3


                        Independent Accountants' Consent


The Board of Directors
PepsiAmericas, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of PepsiAmericas, Inc. (formerly known as Pepsi-Cola Puerto Rico Bottling Company) (the Company) of our report dated December 5, 1997 relating to the consolidated balance sheet of the Company as of September 30, 1997, and the related consolidated statements of income/(loss), shareholders' equity and cash flows for each of the years in the two-year period ended September 30, 1997, and schedule, which report appears in the December 31, 1998 Transition Report on Form 10-K of the Company.


                                       /s/ KPMG LLP
                                       ----------------------------
                                       KPMG LLP


San Juan, Puerto Rico
March 8, 2000